EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

COMMERCIAL BANCSHARES, INC.

Subsidiary	State of Incorporation	Percentage of Securities owned
The Commercial Savings Bank	Ohio	100% by the Corporation

Beck Title Agency, Ltd.	Ohio	49.9% by The Commercial Savings Bank

Commercial Financial and Insurance Agency, Ltd.	Ohio	100% by the Corporation

The principal office of both The Commercial Savings Bank and Commercial Financial and Insurance Agency, Ltd. is located in Upper Sandusky, Ohio, while the principal office of Beck Title Agency, Ltd. is located in Carey, Ohio.